Exhibit 4.1

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Blackstone Private Equity Strategies Fund L.P. (the “Fund” or “we,” “us” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class S limited partnership units (the “Class S Units”), Class D limited partnership units (the “Class D Units”), and Class I limited partnership units (the “Class I Units” and, together with the Class S Units and the Class D Units, the “Units”). In this exhibit, references to “we,” “us” and “our” refer only to the Fund and not any of its subsidiaries.

The following description of our Units is a summary of the material terms and provisions that apply to our Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our second amended and restated limited partnership agreement (“Partnership Agreement”), which is filed as an exhibit to our Annual Report on Form 10-K to which this exhibit relates and is incorporated by reference herein. We encourage you to carefully review our Partnership Agreement for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit or as defined in the Partnership Agreement, as applicable.

General

There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units. Under the terms of the Partnership Agreement, Unitholders shall be entitled to the same limited liability extended to shareholders of private Delaware for profit corporations formed under the Delaware General Corporation Law, 8 Del. C. § 100, et. seq. Our Partnership Agreement provides that the exercise by any Unitholder of any right conferred under the Partnership Agreement will not be construed to constitute participation by such Unitholder in the control of the business of the Fund so as to make such Unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). To the fullest extent permitted by law, no Unitholder owes any duty (fiduciary or otherwise) to the Fund or any other Unitholder or the General Partner as a result of such Unitholder’s status as a Unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Unitholder provided for under the Partnership Agreement or in such Limited Partner’s Subscription Agreement.

Units

Unitholders are not entitled to vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of Unitholders is required under the Partnership Agreement or Delaware law. Further, Unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Fund’s oversight rests with Blackstone Private Equity Strategies Associates L.P. (the “General Partner”), subject to certain oversight rights held by the Fund’s board of directors (the “Board of Directors”), as further described in the Annual Report on Form 10-K to which this exhibit relates.

Certain financial intermediaries through which a Unitholder was placed in the Fund may charge such Unitholder upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) on Units that are paid by the Unitholder outside of its investment in the Fund and not reflected in the Fund’s net asset value (the “NAV”).

Class S Units

Each Class S Unit may be subject to a Subscription Fee of up to 3.5% of the NAV on Class S Units on the date of the purchase.

We pay Blackstone Securities Partners L.P. (the “Dealer Manager”) a servicing fee (“Servicing Fee”) with respect to our outstanding Class S Units equal to 0.85% per annum of the aggregate NAV of our outstanding Class S Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class S Units sold pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class S Units.

Class D Units

Each Class D Unit may be subject to a Subscription Fee of up to 1.5% of the NAV on Class D Units on the date of the purchase.

We pay the Dealer Manager a Servicing Fee with respect to our outstanding Class D Units equal to 0.25% per annum of the aggregate NAV of our outstanding Class D Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a Unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class D Units sold pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class D Units.

Class I Units

No Subscription Fees will be paid with respect to Class I Units or any Units issued pursuant to the Fund’s distribution reinvestment plan. Further, no Subscription Fees or Servicing Fees are paid for sales of any Class I Units.

Distributions

The Fund may declare distributions from time to time as authorized by the General Partner. Any distributions we make are at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance that we will pay distributions in any particular amount, if at all.

Unitholders of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on Class S Units, Class D Units and Class I Units may differ if different Class-specific fees and expenses are deducted from the gross distributions for each Class.

Transfers

Pursuant to the Partnership Agreement, Unitholders may transfer part or all their Units, but must provide 60 calendar days’ notice to the General Partner (or such reasonably shorter period as is agreed to by the General Partner). The General Partner may refuse such requested transfer for certain reasons, as further described in the Partnership Agreement.

Delaware Law and Certain Provisions of the Partnership Agreement

Organization and Duration

The Fund was formed on April 5, 2022 as a Delaware limited partnership. The Fund will remain in existence until dissolved in accordance with our Partnership Agreement or pursuant to Delaware law. The Partnership Agreement provides that the Fund will be dissolved upon (a) the determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund, (b) the bankruptcy or dissolution and commencement of winding up of the General Partner, (c) upon (i) certain cause events, including a finding by any court or governmental body of competent jurisdiction that the General Partner or the Investment Manager has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Fund or the ability of the General Partner or the Investment Manager to perform their respective duties under the terms of the Partnership Agreement or the Investment Management Agreement, as the case may be, and (ii) the consent by holders in interest of 75% of the outstanding Units to dissolve the Fund, or (d) the entry of a decree of dissolution of the Fund pursuant to Section 18-802 of the DRULPA.

Purpose

Under our Partnership Agreement, the principal purpose of the Fund is to seek to invest in privately negotiated equity investments and other Investments in accordance with the investment objectives and policies of the Fund as in effect from time to time, as described elsewhere in the Annual Report on Form 10-K to which this exhibit relates and the Partnership Agreement, and to engage in any other lawful activity as the General Partner may from time to time determine.

Amendment to the Partnership Agreement

Except as otherwise required by law, the Partnership Agreement may be amended, modified or supplemented, and any provision may be waived, by the written consent of the General Partner; provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect in the aggregate on the limited partners of the Fund will require the approval of the Independent Directors, and will not take effect until the limited partners of the Fund have received notice of such amendment (including through an Exchange Act report) and, following receipt of such notice, at least two repurchase offers of Units have taken place.

Actions Related to Merger, Conversion, Reorganization or Dissolution

The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Partnership Agreement.

Exclusive Delaware Jurisdiction

Any action or proceeding against the parties relating in any way to the Partnership Agreement shall be brought and enforced in the courts of the State of Delaware, and to the extent that subject matter jurisdiction exists, the United States for the District of Delaware.

Fiduciary Duties

The Board of Directors (including the Independent Directors) owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Board of Directors’ authority, as described in the Partnership Agreement.

Indemnification of Directors, Officers, the General Partner and Investment Manager; Advance of Expenses

As further explained in the Partnership Agreement and to the fullest extent permitted by law, we will indemnify and hold harmless any of the directors, officers of the Fund, the General Partner, Blackstone Private Investments Advisors L.L.C. (the “Investment Manager”), partnership representative and any of their respective affiliates and any person who serves at the specific request of the General Partner or the Investment Manager on behalf of the Fund or any other entity (each, a “BXPE Indemnified Party”) for any mistake in judgment or any action or omission required pursuant to the Partnership Agreement and/or the Investment Management Agreement (“Indemnified Losses”), to the extent that such Indemnified Losses are not attributable to such BXPE Indemnified Party’s intentional and material breach of the Partnership Agreement or the Investment Management Agreement, gross negligence, fraud, willful misconduct or bad faith.

The Fund’s indemnification obligations will be satisfied from the Fund’s assets. Upon prior written approval by the General Partner, the Fund will advance expenses that are reasonably incurred by a BXPE Indemnified Party in the defense or settlement of any claim that is subject to indemnification.

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